150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120317781-22
	Filing Date and Time 05/03/2012 3:00 PM
	Entity Number E0606882005-5

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Bitzio, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Redeemable Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Third recital in Section A of the original Certificate of Designation shall be restated in its entircty as follows to increase the authorized number of shares from 2,500,000 to 6,000,000:

"WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of Six Million (6,000,000) shares and designated as the "Series A Convertible Redeemable Preferred Stock" having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Redeemable Preferred Stock."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.